Exhibit 99.1

         Sapient Reports 30% Revenue Growth in First Quarter;
          Significant Increase in Net Income over Prior Year

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--April 28, 2005--Sapient
(NASDAQ:SAPE) today announced financial results for its first quarter ended March 31, 2005.

    Financial Highlights

    -- Consolidated service revenues were $76.8 million, up 30% from the first quarter of 2004

    -- Earnings per share increased to $0.05, from $0.01 in the first quarter of 2004

    -- Operating margin increased to 8.0% of net revenues, compared to 1.7% of net revenues in the first quarter of 2004

    "We are off to great start in 2005. Service revenues, net income, and revenue from long-term engagements are all up significantly over last year. Our strong financial performance is a direct result of our people's unequaled commitment to our clients' success," said Jerry A. Greenberg, co-chairman and co-chief executive officer of Sapient. "I am pleased with the financial growth we achieved this quarter, and I am also excited about the number of new people who joined our team and the fact that turnover remains low."
    Consolidated service revenues for the first quarter of 2005 were $76.8 million, an increase of 16% from the fourth quarter of 2004, and a 30% increase from the first quarter of 2004. Gross revenues for the first quarter of 2005 were $80.4 million, which included $3.5 million of reimbursable expenses.
    Operating income for the first quarter of 2005 was $6.2 million, or an operating margin of 8.0%. This compared to operating income of $8.7 million, or a 13.2% operating margin, for the fourth quarter of 2004, and operating income of $1.0 million, or a 1.7% operating margin, for the first quarter of 2004.
    Net income for the first quarter of 2005 was $6.2 million, or $0.05 per diluted share. This compared to net income of $8.0 million, or $0.06 per diluted share, for the fourth quarter of 2004, and net income of $1.3 million, or $0.01 per diluted share, for the first quarter of 2004.
    "The continued improvement in Sapient's profitability reflects our success in creating a leveragable cost structure," said Scott Krenz, chief financial officer of Sapient. "We will continue to focus on improving our cost structure and expect it to be a significant factor in Sapient's continued net income growth."

    Stock Repurchase Program

    During the first quarter of 2005, Sapient repurchased 373,359 shares of common stock at an average price of $6.98 per share. The repurchase plan, which was announced Dec 2, 2004, authorizes the company to purchase up to $25.0 million worth of shares. The company has not set a target for the number of shares it intends to repurchase under this plan.

    Acquisition of Business Information Solutions

    In a press release issued separately today, Sapient announced it has entered into an agreement to acquire Business Information Solutions, LLC (BIS), a provider of SAP-related professional services, specializing in business intelligence solutions. The acquisition, which is expected to be completed late in the second quarter of this year, is subject to certain closing conditions and approvals. With the acquisition, Sapient will be positioned to capitalize on the rapidly growing market for SAP's next generation of applications.

    Conference Call

    Sapient will host a discussion of the first quarter results in a conference call today at 4:30 p.m. (ET), which will be broadcast live on the Internet. For webcast registration information, please go to http://www.sapient.com/earnings.htm. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. A re-broadcast of the call will be available from April 28 at 7:30 p.m. (ET) through May 5 at 11:59 p.m. (ET) by dialing 877-660-6853 (within the U.S.) or 201-612-7415 (outside the U.S.) and entering account number 286 and conference ID 145868 when prompted.

    About Sapient

    Sapient helps businesses innovate to achieve extraordinary results from their customer relationships, business operations and technology. Leveraging a unique approach, breakthrough thinking and disciplined execution, Sapient leads its industry in delivering the right business results on time and on budget. Sapient works with clients that are driven to make a difference, including BP, Citadel Investment Group, Essent Energy, Harrah's Entertainment, Hilton International, Janus, National Institutes of Health (NIH), Nextel Communications, Sony Electronics, the U.S. Marine Corps, and Verizon.
    Founded in 1991, Sapient is headquartered in Cambridge, Massachusetts, and operates across North America, Europe and India. More information about Sapient can be found at www.sapient.com.

    Sapient is a registered service mark of Sapient Corporation.


Sapient Corporation
Consolidated Balance Sheets
                                             March 31,   December 31,
                                                2005          2004
                                            ------------ -------------
                                                   (Unaudited)
                                                  (In thousands)
Assets
Current Assets:
Cash and cash equivalents                       $48,847       $66,779
Marketable investments                           66,701        38,172
Restricted cash                                   3,138         3,168
Accounts receivable, net                         49,539        51,278
Unbilled revenues on contracts                   21,444        16,875
Prepaid expenses and other current assets        10,868         9,052
                                            ------------ -------------
  Total current assets                          200,537       185,324
                                            ------------ -------------

Marketable investments                           44,261        64,006
Restricted cash                                   3,389         3,454
Net fixed assets and other assets                18,210        15,361
Net intangible assets                               515           643
Deferred tax asset                                  797           815
                                            ------------ -------------
  Non-current assets                             67,172        84,279

                                            ------------ -------------
  Total assets                                 $267,709      $269,603
                                            ============ =============

Liabilities and stockholders' equity

Current Liabilities:
Accounts payable and accrued expenses           $42,185       $42,679
Accrued restructuring costs, current
 portion                                         10,328        10,560
Income taxes payable                              4,269         4,116
Deferred revenues on contracts                    7,200         9,285
                                            ------------ -------------
  Total current liabilities                      63,982        66,640
Accrued restructuring costs, net of current
 portion                                         12,492        15,003
Other long term liabilities                       2,238         2,027
                                            ------------ -------------
  Total liabilities                              78,712        83,670

Stockholders' equity                            188,997       185,933
                                            ------------ -------------

  Total liabilities and stockholders'
   equity                                      $267,709      $269,603
                                            ============ =============


Sapient Corporation
Consolidated Statements of Operations

                                                    Three months ended
                                                         March 31,
                                                     -----------------
                                                       2005     2004
                                                     -----------------

                                                        (Unaudited)
                                                      (In thousands,
                                                      except per share
                                                          amounts)
Revenues:
  Service revenues                                   $76,808  $58,878
  Reimbursable expenses                                3,546    2,179
                                                     -----------------
    Total gross revenues                              80,354   61,057
Operating expenses:
  Project personnel costs                             45,974   36,326
  Reimbursable expenses                                3,546    2,179
                                                     -----------------
    Total project personnel costs                     49,520   38,505
  Selling and marketing costs                          3,613    4,262
  General and administrative costs                    20,910   16,961
  Stock-based compensation                                22      212
  Amortization of intangible assets                      129      129
                                                     -----------------

Total operating expenses                              74,194   60,069
  Income from operations                               6,160      988

Other income                                               3        0
Interest income                                          827      455
                                                     -----------------
Income before income taxes                             6,990    1,443
Income tax provision                                     839      148
                                                     -----------------
  Net income                                          $6,151   $1,295
                                                     =================

Basic and diluted net income per share:
Basic net income per share:                            $0.05    $0.01
Diluted net income per share:                          $0.05    $0.01

Weighted average common shares                       124,179  122,325
Dilutive common share equivalents                      5,312    5,001
                                                     -----------------
Weighted average common shares and dilutive
common  share equivalents                            129,491  127,326
                                                     =================


Sapient Corporation
Consolidated Statements of Cash Flows
                                               3 months     3 months
                                                 ended        ended
                                               March 31,    March 31,
                                                  2005         2004
                                             ------------ ------------
                                                    (Unaudited)
                                                   (In thousands)
Cash flows from operating activities:
Net income                                        $6,151       $1,295
  Adjustments to reconcile net income to net
   cash
   used in operating activities:
     Depreciation                                  1,301        1,634
     Amortization of intangible assets               129          129
     Allowance for doubtful accounts                 117           54
     Stock-based compensation                         22          212
     Changes in operating assets and
      liabilities
         Restricted cash                             (12)       1,743
         Accounts receivable                         878       (5,613)
         Unbilled revenues on contracts           (4,840)         816
         Prepaid expenses and other current
          assets                                  (1,906)         387
         Other assets                                  5         (172)
         Accounts payable                            (81)        (983)
         Accrued expenses                          1,505         (681)
         Accrued restructuring costs              (2,323)      (4,671)
         Accrued compensation                     (1,316)       2,982
         Income taxes payable                        185           40
         Deferred revenues on contracts           (1,912)      (2,035)
         Other long term liabilities                 224          493
                                             -------------------------
          Net cash used in operating
           activities                             (1,873)      (4,370)
Cash flows from investing activities:
  Purchases of property and equipment             (4,621)        (569)
  Sales and maturities of marketable
   investments                                    18,474       29,200
  Purchases of marketable investments            (27,612)     (25,857)
                                             ------------ ------------
          Net cash (used in) provided by
           investing activities                  (13,759)       2,774
Cash flows from financing activities:
  Proceeds from stock option and purchase
   plans                                             546        1,626
  Repurchase of common stock                      (2,604)           -
                                             ------------ ------------
          Net cash (used in) provided by
           financing activities                   (2,058)       1,626
                                             ------------ ------------
Effect of exchange rate changes on cash             (242)         411
                                             ------------ ------------
(Decrease) increase in cash and cash
 equivalents                                     (17,932)         441
Cash and cash equivalents, at beginning of
 period                                           66,779       67,592
                                             ------------ ------------
Cash and cash equivalents, at end of period      $48,847      $68,033
                                             ============ ============


Sapient Corporation
Supplemental Data
                                             Q1 2005 Q4 2004  Q1 2004
                                             ------- -------  --------

Revenue Change
  Quarter over quarter                         15.7%     3.4%    13.5%
  Year over year                               30.5%    28.1%    34.3%
  Quarter over quarter in constant currency    15.5%     1.2%    11.0%
  Year over year in constant currency          28.0%    23.7%    25.8%

People Metrics
  Total people                                2,624    2,314    1,716
  Total billable people                       2,175    1,898    1,401
  Utilization                                    76%      76%      76%
  Voluntary turnover (annualized)                16%      15%      18%


    CONTACT: Sapient
             Investor Contact:
             Christina Frederick, 617-761-1679
             Investor Relations
             cfrederick@sapient.com
             or
             Press Contact:
             Jenny McLean, 310-264-5277
             Media Relations
             jmclean@sapient.com